                                                                    EXHIBIT 99.1

[LUBRIZOL LOGO]                       Fluid technologies for a better world (TM)


THE LUBRIZOL CORPORATION
29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298

NEWS RELEASE

FOR RELEASE:      Immediately

FROM:             FINANCIAL/INVESTOR CONTACT                  MEDIA CONTACT
                  ----------------------------------          ----------------
                  Joanne Wanstreet                            James S. Baldwin
                  440/347-1252                                440/347-1838
                  WEB SITE: HTTP://WWW.LUBRIZOL.COM

      LUBRIZOL ANNOUNCES 43% EPS GROWTH FOR FOURTH QUARTER 2004

   - Excluding restructuring charges in the fourth quarters of 2004 and 2003, EPS increased 28%, despite raw material cost challenges

   - Excluding acquisitions, record revenues increased 14% in the quarter, on continuing strong Lubricant Additives performance

   - 2004 revenues of $3.2 billion reflected 7 months of Noveon and 7% volume growth in Lubricant Additives

CLEVELAND, Ohio, February 7, 2005 - The Lubrizol Corporation (NYSE:LZ) announced that consolidated earnings for the fourth quarter ended December 31, 2004 were $19.9 million or $.30 per share, including a pre-tax restructuring charge of $20.1 million or $.21 per share. The restructuring charge consisted of $17 million pre-tax, or $.18 per share, related to the non-cash impairment of assets associated with the decision to close the company's manufacturing facility in Bromborough, United Kingdom and $3.1 million pre-tax, or $.03 per share, primarily for the fourth quarter pension settlement charges and remaining severance costs related to the reduction in workforce announced in June 2004. Consolidated earnings for the fourth quarter of 2003 were $11.1 million, or $.21 per share, including a restructuring charge of $.19 per share for a reduction in workforce. Excluding restructuring charges in both periods, earnings of $.51 per share in the fourth quarter of 2004 were 28 percent higher than $.40 per share in the fourth quarter of 2003. Earnings per share for the fourth quarter of 2004 were based on 66.6 million weighted average shares outstanding following the company's equity offering in September and October 2004. In the fourth quarter of 2003, there were 51.8 million average shares outstanding.

Factors that increased earnings in the fourth quarter 2004 compared to the fourth quarter 2003 included, acquisitions, higher shipment volume and favorable currency. Improved price and product mix were more than offset by higher raw material and utility costs compared to the fourth quarter 2003. The effective tax rate was 29.1 percent in the fourth quarter 2004 and was 18.4 percent in the fourth quarter 2003. The Noveon International acquisition was slightly accretive to earnings per share in the quarter, after incremental financing costs.

                                     -more-

[LUBRIZOL LOGO]                       Fluid technologies for a better world (TM)

Consolidated revenues for the quarter were a record $936.8 million, compared to $519.4 million for the same period in 2003. Excluding acquisitions, revenues increased 14 percent. Cash flow from operations totaled $132.7 million in the quarter compared to $81.1 million in the fourth quarter of 2003.

2004 Results

For the full year 2004, consolidated revenues were $3.16 billion compared to $2.05 billion in 2003. Consolidated earnings for 2004 were $93.5 million, or $1.68 basic earnings per share based on 55.7 million average shares outstanding for the year. Consolidated earnings for the year included restructuring charges of $.47 per share, in-process research and development (IPR&D) charges of $.39 per share and a currency forward contract gain related to the company's January 2004 hyperdispersants acquisition of $.07 per share. Consolidated earnings for 2003 were $90.8 million, or $1.76 basic earnings per share, including restructuring charges of $.29 per share. Excluding restructuring charges in both periods, as well as IPR&D and the currency forward contract gain in 2004, earnings of $2.47 per share for 2004 increased 20 percent compared to $2.05 per share in 2003. Cash flow from operations was $328.2 million for 2004 compared to $194.8 million in 2003.

Quarterly Segment Results

Fourth quarter 2004 revenues in the Lubricant Additives segment of $509.5 million were 13 percent higher than the fourth quarter of 2003, as a result of 3 percent higher shipment volume, 7 percent improvement in the combination of price and product mix and 3 percent increase from favorable currency.

Average unit raw material costs for the Lubricant Additives segment increased 18 percent and STAR (selling, testing, administrative and research) expenses decreased 4 percent in the quarter compared to the fourth quarter 2003. Lubricant Additives segment operating income of $41.8 million for the quarter increased 7 percent compared to the fourth quarter of 2003. Segment operating income margins declined to 8.2 percent of revenues for the fourth quarter 2004 compared to 8.7 percent for the same period a year earlier, as pricing gains lagged raw material and utility cost increases. For the full year, Lubricant Additives segment revenues of $2.04 billion increased 13 percent from 2003 and segment operating income increased 21 percent to $244.3 million, reflecting 7 percent volume growth.

Specialty Chemicals segment revenues were $427.3 million in the fourth quarter, compared to $70.0 million in the fourth quarter of 2003. Segment results for both periods included performance chemicals for coatings and inks, personal care, foam control, mining emulsions and specialty monomers. Fourth quarter 2004 Specialty Chemicals segment results also included the acquisitions of Noveon International, completed June 2004, and hyperdispersants for coatings acquired from Avecia in January 2004. Excluding acquisitions, Specialty Chemicals revenues increased 15 percent in the quarter, primarily as a result of higher shipment volume.

Segment operating income was $39.7 million for the fourth quarter, compared to slightly less than breakeven in the fourth quarter 2003 for the product lines and their assigned overhead that now comprise the Specialty Chemicals segment. Specialty Chemicals segment revenues for the full-year 2004, including seven months of the acquisition of Noveon International, were $1.12 billion compared to $253.2 million in 2003. Segment operating income for Specialty Chemicals was $85.6 million for 2004, up from $0.9 million in 2003.

                                     -more-

[LUBRIZOL LOGO]                       Fluid technologies for a better world (TM)

Earnings Outlook

The company announced its earnings guidance for 2005 in the range of $2.72 to $2.87 per share, including restructuring charges of approximately $.03 per share related to the closure of the company's U.K. manufacturing plant. First quarter 2005 earnings are estimated to be in the range of $.66 to $.72 per share, including approximately half the 2005 restructuring charges. Excluding the restructuring charges, earnings are projected to be $2.75 to $2.90 per share for the year and $.67 to $.73 per share for the first quarter 2005. Even with 29 percent more shares outstanding, the first quarter 2005 projection exceeds EPS for the first quarter of last year, excluding a 2004 currency forward contract gain related to our acquisition of hyperdispersants.

Commentary

Commenting on the results, James L. Hambrick, Chairman, President and Chief Executive Officer said, "The fourth quarter completed a year of strong performance in executing our strategies for growth. Demand for our products remained healthy. Lubricant Additives continued to grow year-over-year, helped in part by new truck builds and China expansion - where our sales increased 40 percent in 2004. Our ingredients for personal care products and our TempRite(R) and Estane(R) engineered polymers all had solid volume growth in the quarter and the full year. Expansion in all our geographic regions, construction activity and successful introduction of new products all drove Specialty Chemicals growth.

"Raw material and energy costs increased in line with our expectations for the quarter. We responded by announcing and implementing new rounds of price increases and by initiating reductions in our cost structure for greater productivity improvements. Supplies of some raw materials were tight and in some cases we paid a premium to secure supplies above our normal contracts. We continued to ship to customers without interruption throughout the quarter.

"I am very pleased with our progress on the Noveon International acquisition integration. We are continuing to deliver synergies ahead of plan and our complementary organizations are working together to bring new solutions to our customers.

"Implementation is our top priority to achieve solid earnings growth in 2005. We are continuing to take the actions we need to improve our margins, which include exercising firm discipline over our operating costs, productivity and divesting underperforming and non-strategic businesses. We enter 2005 with a revitalized new product pipeline in personal care, coatings and specialty materials. We plan to capitalize on this higher growth portfolio, balanced by the stability of the lubricant additives market, to deliver shareholder value in 2005 and beyond."

Conference Call on the Web

An audio webcast of the fourth quarter earnings conference call with investors will be available today live at 1:30 p.m. Eastern time on www.lubrizol.com and will be archived for 30 days. Following the call, a transcript will be posted on the investor earnings release page of the web site.

The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers' products in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials,

                                     -more-

[LUBRIZOL LOGO]                       Fluid technologies for a better world (TM)

including plastics technology; performance coatings in the form of specialty resins and additives; and additives for the food and beverage industry. Lubrizol's industry-leading positions in additives, ingredients and compounds enhance the quality, performance and value of customers' products, while reducing their environmental impact.

Headquartered in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 20 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has more than 7,700 employees worldwide. In June 2004, Lubrizol acquired Noveon International, Inc. With Noveon, Lubrizol generated pro forma revenues of $3.7 billion in 2004 and $3.2 billion in 2003. For more information, visit www.lubrizol.com.

                                       ###

This press release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company's operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this press release include, but are not limited to, the increased leverage resulting from the financing of the Noveon International, Inc. acquisition; the company's ability to raise prices in an environment of increasing raw material prices; the delay or inability to fully integrate Noveon International and obtain anticipated synergies; conditions affecting the company's customers, suppliers and the industries that it serves; competitors' responses to the company's products; changes in accounting, tax or regulatory practices or requirements; and other factors that are set forth in the company's most recently filed reports with the Securities and Exchange Commission. The forward-looking statements contained herein represent the company's judgment as of the date of this release and it cautions readers not be place undue reliance on such statements. The company assumes no obligations to update the statements contained in this release.

                                     -more-

                            THE LUBRIZOL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
(In Millions Except Per Share Data)

                                                              Fourth Quarter Ended           Year Ended
                                                                    December 31,             December 31,
                                                              ---------------------   -------------------------
                                                                2004        2003         2004          2003
                                                              ---------   ---------   -----------   -----------
Net sales ...............................................     $   936.2   $   518.7   $   3,155.6   $   2,049.1

Royalties and other revenues ............................           0.6         0.7           3.9           3.0
                                                              ---------   ---------   -----------   -----------
  Total revenues ........................................         936.8       519.4       3,159.5       2,052.1

Cost of sales ...........................................         711.6       389.4       2,359.5       1,507.8

Selling and administrative expenses .....................          95.1        53.3         304.6         202.9

Research, testing and development
  expenses ..............................................          53.4        43.7         190.8         166.9

Amortization of intangible assets .......................           6.7         1.4          18.0           4.9

Write-off of acquired in-process research
  and development .......................................           0.5                      34.0

Restructuring charges ...................................          20.1        15.1          38.6          22.5
                                                              ---------   ---------   -----------   -----------
  Total costs and expenses ..............................         887.4       502.9       2,945.5       1,905.0

Other income (expense) - net ............................           2.4         2.8           4.9           3.3

Interest expense - net ..................................          23.7         5.7          72.3          21.3
                                                              ---------   ---------   -----------   -----------
Income before income taxes ..............................          28.1        13.6         146.6         129.1

Provision for income taxes ..............................           8.2         2.5          53.1          38.3
                                                              ---------   ---------   -----------   -----------
Net income ..............................................     $    19.9   $    11.1   $      93.5   $      90.8
                                                              =========   =========   ===========   ===========
Net income per share, basic .............................     $    0.30   $    0.21   $      1.68   $      1.76
                                                              =========   =========   ===========   ==========
Net income per share, diluted ...........................     $    0.30   $    0.21   $      1.67   $      1.75
                                                              =========   =========   ===========   ===========
Weighted average common shares
  outstanding ...........................................          66.6        51.8          55.7          51.7

                            THE LUBRIZOL CORPORATION

CONSOLIDATED BALANCE SHEETS
(In Millions of Dollars)

                                                           December 31,    December 31,
                                                               2004            2003
                                                           ------------    ------------
ASSETS

Cash and short-term investments........................     $    335.9      $    258.7

Receivables............................................          582.8           324.6

Inventories............................................          568.7           311.9

Other current assets...................................          110.6            42.6
                                                            ----------      ----------
          Total current assets.........................        1,598.0           937.8

Property and equipment - net...........................        1,317.9           690.0

Goodwill and intangible assets - net...................        1,590.9           271.1

Investments and other assets...........................           59.5            43.4
                                                            ----------      ----------

          Total........................................     $  4,566.3      $  1,942.3
                                                            ==========      ==========
LIABILITIES AND SHAREHOLDERS' EQUITY

Short-term debt and current portion
   of long-term debt...................................     $      8.2      $      2.9

Accounts Payable.......................................          339.6           143.1

Accrued expenses and other current liabilities.........          309.5           153.5
                                                            ----------      ----------
          Total current liabilities....................          657.3           299.5

Long-term debt.........................................        1,964.1           386.7

Other noncurrent liabilities...........................          367.8           251.5
                                                            ----------      ----------
          Total liabilities............................        2,989.2           937.7
                                                            ----------      ----------
Minority interest in consolidated companies............           53.6            51.3
                                                            ----------      ----------
Shareholders' equity...................................        1,523.5           953.3
                                                            ----------      ----------

          Total........................................     $  4,566.3      $  1,942.3
                                                            ==========      ==========

                            THE LUBRIZOL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions of Dollars)

                                                                               Year Ended
                                                                               December 31,
                                                                         ----------------------
                                                                            2004         2003
                                                                         ----------    --------\
Cash provided from (used for):

OPERATING ACTIVITIES:
Net income .........................................................     $     93.5    $   90.8
Adjustments to reconcile net income to
  cash provided by operating activities:
    Depreciation and amortization ..................................          154.7       100.4
    Write-off of acquired in-process research and development ......           34.0
    Restructuring charges ..........................................           27.5         3.3
    Net change in working capital ..................................           (5.4)       (9.0)
    Other items - net ..............................................           23.9         9.3
                                                                         ----------    --------
          Total operating activities ...............................          328.2       194.8

INVESTING ACTIVITIES:
Capital expenditures ...............................................         (133.2)      (88.5)
Acquisitions - net of cash received and liabilities assumed ........         (958.4)      (68.6)
Other items - net ..................................................            2.8         1.2
                                                                         ----------    --------
          Total investing activities ...............................       (1,088.8)     (155.9)

FINANCING ACTIVITIES:
Change in short-term debt - net ....................................          (72.6)       (5.8)
Repayments of long-term debt .......................................       (1,193.0)       (9.2)
Proceeds from the issuance of long-term debt .......................        1,743.3         4.5
Dividends paid .....................................................          (57.6)      (53.6)
Proceeds from sale of common shares - net ..........................          470.0
Payment on termination of interest rate swap .......................           (2.9)
Payment of debt issuance costs .....................................          (16.8)
Payment of treasury rate lock upon settlement ......................          (73.9)
Proceeds from the exercise of stock options ........................           15.4         4.6
                                                                         ----------    -------
          Total financing activities ...............................          811.9       (59.5)

Effect of exchange rate changes on cash ............................           25.9        12.9
                                                                         ----------    --------
Net increase (decrease) in cash and short-term investments .........           77.2        (7.7)
Cash and short-term investments at the
  beginning of year ................................................          258.7       266.4
                                                                         ----------    --------
Cash and short-term investments at the
  end of year ......................................................     $    335.9    $  258.7
                                                                         ==========    ========

                            THE LUBRIZOL CORPORATION

SEGMENT INFORMATION
(In Millions of Dollars)

                                                                  Fourth Quarter                   Year
                                                                 Ended December 31,         Ended December 31,
                                                                 ------------------       ---------------------
                                                                  2004      2003            2004        2003
                                                                 -------   -------        ---------   ---------
REVENUES FROM EXTERNAL CUSTOMERS:

   Lubricant Additives...................................        $ 509.5   $ 449.4        $ 2,038.8   $ 1,798.9

   Specialty Chemicals...................................          427.3      70.0          1,120.7       253.2
                                                                 -------   -------        ---------   ---------

     Total revenues......................................        $ 936.8   $ 519.4        $ 3,159.5   $ 2,052.1
                                                                 =======   =======        =========   ========
SEGMENT OPERATING INCOME:

   Lubricant Additives...................................        $  41.8   $  39.2        $   244.3   $   201.5

   Specialty Chemicals...................................           39.7      (0.6)            85.6         0.9
                                                                 -------   -------        ---------   ---------
     Total segment operating income......................           81.5      38.6            329.9       202.4

   Corporate expenses....................................          (11.9)     (5.6)           (44.1)      (33.6)

   Corporate other income (expense) - net................            2.8       1.3              5.7         4.1

   Write-off of acquired in-process research
     and development.....................................           (0.5)                     (34.0)

   Restructuring charges.................................          (20.1)    (15.1)           (38.6)      (22.5)

   Interest expense - net................................          (23.7)     (5.6)           (72.3)      (21.3)
                                                                 -------   -------        ---------   ---------
     Income before income taxes..........................        $  28.1   $  13.6        $   146.6   $   129.1
                                                                 =======   =======        =========   =========

THE LUBRIZOL CORPORATION
FOR THE PERIODS ENDING DECEMBER 31, 2004 AND 2003

NON-GAAP DISCLOSURE RECONCILIATION

Earnings as adjusted (Non-GAAP) is a measure of income that differs from net income measured in accordance with generally accepted accounting principles ("GAAP"). Earnings as adjusted (Non-GAAP) is earnings per our consolidated results, adjusted for exclusion of restructuring charges, the write-off of acquired in-process research and development (IPR&D) and the currency forward contract gain. Management believes that both earnings and earnings as adjusted for exclusion of these special charges and credits assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using the earnings and earnings as adjusted basis.

   (In Millions of Dollars, Except Per Share Data)

                                               4TH QUARTER 2004         YEAR ENDED DECEMBER 31, 2004
                                        ----------------------------  --------------------------------
                                        INCOME    INCOME               INCOME      INCOME
                                        BEFORE     AFTER      BASIC    BEFORE       AFTER      BASIC
                                         TAX        TAX        EPS      TAX          TAX        EPS
                                        -------   -------   --------  --------    --------    --------
Earnings ............................   $  28.1   $  19.9   $   0.30  $  146.6    $   93.5    $   1.68
Adjustments:
     Restructuring charges ..........      20.1      13.9       0.21      38.6        26.0        0.47
     Write-off of acquired IPR&D.....       0.5       0.4          -      34.0        21.9        0.39
     Currency forward contract gain..         -         -          -      (6.4)       (4.1)      (0.07)
                                        -------   -------   --------  --------    --------    --------
       Total impact of adjustments...      20.6      14.3       0.21      66.2        43.8        0.79
                                        -------   -------   --------  --------    --------    --------
Earnings as adjusted (Non-GAAP)......   $  48.7   $  34.2   $   0.51  $  212.8    $  137.3    $   2.47
                                        =======   =======   ========  ========    ========    ========

                                               4TH QUARTER 2003         YEAR ENDED DECEMBER 31, 2003
                                        ----------------------------  --------------------------------
                                        INCOME    INCOME               INCOME      INCOME
                                        BEFORE     AFTER     BASIC     BEFORE       AFTER      BASIC
                                         TAX        TAX       EPS        TAX         TAX        EPS
                                        -------   -------   --------  --------    --------    --------
Earnings ......................         $  13.6   $  11.1   $   0.21  $  129.1    $   90.8    $   1.76
Adjustments:
       Restructuring charges ..            15.1       9.9       0.19      22.5        15.2        0.29
                                        -------   -------   --------  --------    --------    --------
Earnings as adjusted (Non-GAAP)         $  28.7   $  21.0   $   0.40  $  151.6    $  106.0    $   2.05
                                        =======   =======   ========  ========    ========    ========